Exhibit 10.32
November 23, 2022
Edward Hymes
Via Electronic Delivery
Dear Edward,
We are delighted to offer you the opportunity to join the Planet Fitness team! We believe your skills, knowledge and experiences are the right combination for success in the role of President, Chief Operating Officer. This letter will confirm our offer of employment to you with Pla-Fit Franchise, LLC (the “Company”), under the terms and conditions that follow:
1.POSITION AND DUTIES:
On January 09, 2023, you will be employed by the Company, on a full-time basis, in the role of President, Chief Operating Officer. You agree to perform the duties of your position and such other duties as may reasonably be assigned to you. You also agree to comply at all times with the Company’s policies, practices and procedures, including, but not limited to, the Planet Fitness Code of Ethics.
2.COMPENSATION AND BENEFITS:
The Company will pay you a bi-weekly salary of $22,115.39 ($575,000 annualized), subject to applicable withholdings. Your salary shall be payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Company in its discretion.
Bonus Compensation: Based on your start date, you will be eligible to participate in the Planet Fitness Corporate Bonus Plan. You shall be eligible to earn an annual bonus, the amount of any such bonus to be determined by the Company in its sole discretion, initially set at 90% of your Base Salary. The final calculation of your bonus is based upon achievement of Company goals, prorated per active service within the plan year. In order to be eligible for a bonus payout, you must be employed by the Company on the date that the bonus is paid. The Company retains the right to modify its bonus plans at any time.
Long Term Incentive: In March of 2023, you will be eligible for an annual long-term incentive award of 150% of your base salary pursuant to the board approved LTIP plan. Our anticipated plan will be comprised of 50% restricted stock units and 50% performance share units, with the number of restricted stock units and target performance share units to be determined by the closing share price on the grant date. The restricted stock unit grant is subject to vesting of 33 1/3% annually over a period of three years beginning on the grant date. The performance share unit grant is subject to 100% vesting on the third anniversary of the grant date, subject to the achievement of defined performance metrics.
Special Long Term Incentive Award: Should you start on an agreed upon date before 2/1/23, you will be granted a Special Long-term Incentive award based upon grant date fair value of $550,000 comprised of 100% restricted stock units on or near your start date. The number of restricted stock units will be determined by the closing price on the grant date, the effective date of the grant being your start date. The restricted stock unit grant is subject to vesting of 33 1/3% annually over a period of three years beginning on the grant date.
The Special Long Term Incentive Award and the Annual Awards are governed by, and subject to the terms of, our 2015 Omnibus Incentive Plan, as amended, (the “Plan”) and subject to Company guidelines, stock ownership requirements and Board approval. Under the terms of the Plan, your eligibility to receive the Annual Awards and whether you are granted Annual Awards are subject to final review and approval by the Board of Directors in their discretion.
Sign-on Bonus: Should you start on an agreed upon date before 2/1/23, the Company will offer you a one-time sign-on bonus in the amount of $300,000 payable in one lump sum, less applicable withholdings and taxes, on the next regularly scheduled pay date following your start date. In the event that you leave the Company prior to one (1) year of continuous service, either voluntarily and without “Good Reason,” or because you are proven to have been terminated by the Company for “Cause,” as said terms are defined in the Planet Fitness, Inc. Executive Severance and Change in Control Policy (the “Severance Policy”), you will have an obligation to repay 100% of the sign-on bonus. If you leave the Company prior to the end of your second (2nd) year of continuous service, either voluntarily and without “Good Reason,” or because you are proven to have been terminated by the Company for “Cause,” as said terms are defined in Severance Policy, you shall be obligated to repay the Company on a pro-rated basis. The amount of the repayment you will be obligated to pay the Company shall be 1/24th of the total sign-on bonus which has previously been paid to you for each full month of continuous service that is less than twenty-four (24). After two (2) years of continuous service, there is no repayment obligation under any circumstance.
One-Time Bonus: The Company will offer you a one-time bonus that may be used to assist you with your relocation in the amount of $125,000, payable in one lump sum, less applicable withholdings and taxes, on the next regularly scheduled pay date following your notification of intent to relocate to the Hampton, New Hampshire area. In the event that you leave the Company prior to one (1) year of continuous service, either voluntarily and without “Good Reason” or because you are proven to have been terminated by the Company for “Cause,” as defined in the Severance Policy, you will have an obligation to repay 100% of the bonus. If you leave the Company prior to the end of your second (2nd) year of continuous service, either voluntarily and without “Good Reason,” or because you are proven to have been terminated by the Company for “Cause,” as said terms are defined in the Severance Policy, you shall be obligated to repay the Company on a pro-rated basis. The amount of the repayment you will be obligated to pay the Company shall be 1/24th of the total sign-on bonus which has previously been paid to you for each full month of continuous service that is less than twenty-four (24). After two (2) years of continuous service, there is no repayment obligation under any circumstance.
Temporary Housing Assistance: To assist with relocation to the Hampton, New Hampshire area, the Company will provide you with a temporary housing stipend in the amount of 6,500.00 per month. The stipend will be paid for six (6) months from the start date. The temporary housing stipend will be paid bi-weekly for six months following the start date, subject to your continued service, and is subject to all applicable withholding and payroll taxes.
Participation in Employee Benefit Plans: You will be entitled to participate in all employee benefit plans in effect from time to time for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided you under this Agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.
Paid Vacation Time: You are eligible for a vacation benefit of four (4) weeks of vacation time per calendar year, prorated per your date of hire and accrued on a bi-weekly basis. In addition, in 2023 (based on actual hire date), you are eligible for five floating holidays per calendar year. The company’s Paid Time-Off Policy is available upon request.
Business Expenses: The Company will reimburse you for all reasonable business-related expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to policies established by the Company.

3.CONFIDENTIAL INFORMATION AND RESTRICTED ACTIVITIES:
Planet Fitness believes in the protection of confidential and proprietary information. Consequently, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidentiality, Non-Competition, and Inventions Agreement upon hire.
4.AT-WILL EMPLOYMENT:
By signing below, you acknowledge that you will be employed by the Company on an at-will basis which means that both you and the Company will retain the right to terminate the employment relationship at any time, with or without notice or cause. This offer letter is not meant to constitute a contract of employment for a specific duration or term. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.
5.SEVERANCE:
In the event of an involuntary termination of your employment that is not for Cause, as defined in the Planet Fitness, Inc. Executive Severance & Change in Control Policy (the “Severance Policy”), you will be eligible to participate in the Severance Policy.
6.WORK ELIGIBILITY:
Your offer is contingent upon proof of eligibility to work legally in the United States. Furthermore, by signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Planet Fitness.
7.CONTINGENT OFFER:
Your offer is contingent upon our satisfactory completion of a background check.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me by November 30, 2022. We look forward to having you as part of the Planet Fitness team!
Sincerely yours,
PLA-FIT FRANCHISE, LLC    Accepted and Agreed:
By: /s/ Kathy Gentilozzi Signature: /s/ Edward Hymes
Kathy Gentilozzi    Edward Hymes
Chief People Officer
Edward Hymes Date: 12/28/2022
By: /s/ Chris Rondeau
Chris Rondeau
Chief Executive Officer
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